FORM OF AMENDMENT NO. 10
TO THE INVESTMENT ADVISORY AGREEMENT BETWEEN
HENDERSON GLOBAL FUNDS AND
HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC.

AMENDMENT NO. 10 (this “Amendment”), dated as of March 16, 2016, to the Investment Advisory Agreement, dated August 31, 2001, as amended (the “Advisory Agreement”), between HENDERSON GLOBAL FUNDS, a Delaware statutory trust (hereinafter referred to as the “Trust”) and HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC., a Delaware corporation (hereinafter referred to as the “Adviser”) shall be effective as of March 31, 2016.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.  Capitalized terms used but not defined herein shall have the same meanings given them in the Advisory Agreement.

W I T N E S S E T H:

WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering investment advice;

WHEREAS, the Adviser has been retained by the Trust to provide investment advisory services to Henderson All Asset Fund, Henderson Dividend & Income Builder Fund, Henderson Emerging Markets Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund, Henderson High Yield Opportunities Fund, Henderson International Long/Short Equity Fund, Henderson International Opportunities Fund, Henderson International Select Equity Fund, Henderson Strategic Income Fund, Henderson Unconstrained Bond Fund, and Henderson US Growth Opportunities,  each a series of the Trust (collectively, the “Portfolios” and each, a “Portfolio”), pursuant to the Advisory Agreement;

WHEREAS, the Adviser has proposed certain changes to the advisory fee schedule for one of the Portfolios, the Henderson High Yield Opportunities Fund (the “Fund”) which would have the effect of reducing the advisory fee paid by such Fund to the Adviser, as presented to and discussed with the Board of Trustees of the Trust (the “Board”);

WHEREAS, the Adviser has represented to the Board that the proposed fee reduction will not decrease or modify the nature or level of services that the investment adviser provides to the Fund under the Advisory Agreement;

WHEREAS, the parties now wish to amend the Advisory Agreement with respect to Paragraph 3 to implement changes to the advisory fee schedule of the Fund, as approved by the Board, to be effective March 31, 2016; and

WHEREAS, capitalized terms used herein which are not defined herein and which are defined in the Advisory Agreement shall have the same meanings as therein defined.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties hereto do hereby continue the Advisory Agreement in effect until August 31, 2016, and ratify and confirm the Advisory Agreement in all respects, subject to the following:

A. Paragraph 3 of the Advisory Agreement is amended and restated in its entirety as follows:

For the services provided and the expenses assumed under this Agreement, the Trust shall pay the Adviser a fee for each Portfolio at an annual rate of the Portfolio’s average daily net assets, computed daily and payable monthly, equal to:

Henderson All Asset Fund:
0.40% for all assets

Henderson Dividend & Income Builder Fund
0.75% for the first $1 billion;
0.65% for the next $1 billion; and
0.55% for the balance thereafter

Henderson Emerging Markets Opportunities Fund:
1.00% for the first $1 billion;
0.90% for the next $1 billion; and
0.85% for the balance thereafter

Henderson European Focus Fund:
1.00% for the first $500 million;
0.90% for the next $1 billion;
0.85% for the next $1 billion; and
0.80% for the balance thereafter

Henderson Global Equity Income Fund:
0.85% for the first $1 billion;
0.65% for the next $1 billion; and
0.60% for the balance thereafter

Henderson Global Technology Fund:
0.90% for the first $1 billion; and
0.80% for the balance thereafter

Henderson US Growth Opportunities Fund:
0.75% for the first $1 billion;
0.70% for the next $1 billion; and
0.65% for the balance thereafter

Henderson High Yield Opportunities Fund:
0.50% for all assets

Henderson International Opportunities Fund:
1.00% for the first $2 billion;
0.90% for the next $1 billion;
0.80% for the next $1 billion;
0.70% for the next $1 billion;
0.60% for the next $5 billion; and
0.50% for the balance thereafter.

Henderson Strategic Income Fund:*
0.55% for the first $1 billion;
0.50% for the next $500 million; and
0.45% for the balance thereafter

Henderson Unconstrained Bond Fund:
0.65% for the first $1 billion;
0.55% for the next $1 billion; and
0.50% for the balance thereafter

Henderson International Long/Short Equity Fund:
1.25% for all assets

Henderson International Select Equity Fund:
0.65% for all assets

*The fee with respect to Henderson Strategic Income Fund is based upon the Fund’s average managed assets. “Managed assets” means the total assets of the Fund (including any assets attributable to any leverage that may be outstanding) minus the sum of accrued liabilities (other than debt representing financial leverage).

B. This Amendment does not in any way limit the ability to add additional Portfolios to the Advisory Agreement pursuant to the provisions of Paragraph 2.

C. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Advisory Agreement shall not be affected thereby.  Except to the extent governed by federal law including the Investment Company Act of 1940, as amended, this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.

HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. By: ________________________ Name: James G. O’Brien Title: Managing Director
HENDERSON GLOBAL FUNDS By: ________________________ Name: Troy Statczar Title: Treasurer

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